Exhibit 99.1

eXp World Holdings Appoints Dan Cahir to Its Board of Directors

BELLINGHAM, WASH. — Dec. 3, 2018 — eXp World Holdings, the holding company for eXp Realty, the largest residential real estate brokerage by geography in North America (NASDAQ: EXPI), today announced the appointment of Dan Cahir to the company's Board of Directors.

Dan has more than 10 years of experience managing public and private equity investments across a variety of industries. Currently, he is the Chief Executive Officer and Chief Investment Officer of Amherst Ave Capital. Previously, he was the portfolio manager at Long Light Capital and a member of the investment teams at Ziff Brothers Investments and Madrone Capital Partners. Dan began his career with Bain & Co., where he advised Fortune 500 and private equity clients on M&A, growth and efficiency initiatives.

“We're honored that Dan has joined eXp World Holdings board of directors,” said eXp World Holdings CEO, Chairman and Founder Glenn Sanford. “Dan has a unique mix of substantial financial experience and technology expertise as well as alignment with our core values that will be immensely valuable to our Board and eXp World Holdings' long-term success.”

“I have long been inspired by eXp's mission to build a global community designed and powered by agents to transform the real estate experience, and I am excited to join the Board of Directors,” said Cahir. “eXp is uniquely well positioned because of its impressive growth and scale, and I look forward to working closely with eXp Realty agents and staff as well as the other Board members to help support the company's continued success.”

Dan holds a Bachelor of Arts in Economics, summa cum laude, from Claremont McKenna College and holds a Master of Business Administration from the Harvard Business School, where he graduated with distinction.

About eXp World Holdings

eXp World Holdings, Inc. (NASDAQ: EXPI) houses eXp Realty, LLC and eXp World Technologies, LLC, which operates the VirBELA platform.

eXp Realty is the largest residential real estate brokerage by geography in North America and the first and only real estate brokerage to operate as one company-owned brokerage in all 50 U.S. states. It is one of the fastest growing real estate brokerage firms in North America with more than 15,000 agents across 50 U.S. states, the District of Columbia and three Canadian provinces. As a publicly traded company, eXp World Holdings uniquely offers real estate professionals within its ranks opportunities to earn company stock for production and contributions to overall company growth.

VirBELA offers a modern, cloud-based environment focused on education and team development with clients in various industries from government to retail. VirBELA developed eXp Realty’s current cloud campus, which provides 24/7 access to collaborative tools, training and socialization for the company’s agents and staff.

For more information, please visit the company’s website at www.eXpWorldHoldings.com.

Connect with eXp Realty and eXp World Holdings:

●       Facebook - Canada, United States

●       Twitter - United States, investor relations

●       LinkedIn - Canada and United States

Media Relations Contact:

Cynthia Nowak

Vice president of marketing and communications, eXp Realty

360.419.5285 ext. 116

cynthia.nowak@exprealty.com

Investor Relations Contact:

Greg Falesnik

Managing director, MZ Group – MZ North America

949.385.6449

greg.falesnik@mzgroup.us